EXHIBIT 1

JOINT FILING AGREEMENT

     Be it known that the undersigned, KAK Investments, Inc., a Delaware corporation and Evergreen Security, Ltd., a British Virgin Islands corporation, hereby agree to file jointly a Schedule 13D, and any amendments thereto, reporting beneficial ownership of Crystal Graphite Corporation, a Canadian corporation incorporated under the laws of the Province of British Columbia .

     Dated: June 30, 2005.

KAK Investments, Inc.
By:	/s/ /Robert W Cuthill, Jr.
Robert W. Cuthill, Jr., President

Evergreen Security, Ltd.
By:	/s/ /Robert W Cuthill, Jr.
Robert W. Cuthill, Jr., President